EXHIBIT 99.1

Rush Enterprises, Inc. Reports Third Quarter Results

  --  Company Reports Net Income of $3.0 Million or $0.08 Per
      Diluted Share
  --  SG&A Expenses Down 11.0% From Third Quarter 2008
  --  Third Quarter Absorption Rate of 96.4%

SAN ANTONIO, Oct. 21, 2009 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America and two John Deere construction equipment dealerships in Southeast Texas, today announced results for the third quarter ended September 30, 2009.

In the third quarter ended September 30, 2009, the Company's gross revenues totaled $302.4 million, a 26.9% decrease from gross revenues of $413.7 million reported for the third quarter ended September 30, 2008. Net income for the third quarter ended September 30, 2009, was $3.0 million, or $0.08 per diluted share, compared with net income of $8.0 million, or $0.21 per diluted share, in the third quarter ended September 30, 2008.

The Company's truck segment recorded revenues of $289.8 million in the third quarter of 2009, compared to $392.5 million in the third quarter of 2008. The Company delivered 1,030 new heavy-duty trucks, 637 new medium-duty trucks and 760 used trucks during the third quarter of 2009, compared to 1,350 new heavy-duty trucks, 919 new medium-duty trucks and 936 used trucks in the third quarter of 2008. Parts, service and body shop sales revenue was $96.0 million in the third quarter of 2009, compared to $116.3 million in the third quarter of 2008.

The Company's construction equipment segment recorded revenues of $8.5 million in the third quarter of 2009, compared to $16.9 million in the third quarter of 2008. New and used construction equipment sales revenue decreased 61.9% to $4.5 million in the third quarter of 2009, from $11.8 million in the third quarter of 2008. Construction equipment parts, service and body shop sales decreased 21.6% to $4.0 million in the third quarter of 2009 from $5.1 million in the third quarter of 2008.

As previously disclosed, the Company earns federal income tax credits on the sale of alternative fuel vehicles to tax-exempt entities. These tax credits are reflected as tax benefits in the Company's Consolidated Statements of Operations. A portion of these tax credits are passed back to the tax-exempt customer and are reflected as selling expense to the Company in the quarter in which the trucks are sold. The net effect of the federal tax credits and the pass through payments to tax-exempt customers contributed approximately $2.0 million, or $0.05 per diluted share, in the third quarter. These alternative fuel tax credits and the amount passed back to the customers are directly attributable to the sale of a truck. Accordingly, the Company believes the tax credits and the amounts passed back to customers should be considered operating items when analyzing the financial performance of the Company. The Company believes its history of serving municipalities and other tax-exempt customers that cannot claim these federal tax credits, its ability to utilize tax credits and pass back savings to these tax-exempt customers, and its position as a leading dealer of alternative fuel vehicles provide the Company with a distinct advantage over its competition when offering alternative fuel vehicles to tax-exempt entities.

During the second quarter of 2009, the Company incurred a $4.9 million pre-tax impairment charge related to General Motors Corporation's decision to stop manufacturing medium-duty trucks and to wind-down the Company's GMC Medium-Duty Truck Dealership Agreements, which reduced earnings per diluted share by $0.08 in the second quarter. A significant portion of the impairment charge was an estimate of the inventory valuation allowance associated with the disposal of the Company's remaining GMC truck and parts inventories. During the third quarter, the Company adjusted the valuation allowance related to its GMC inventory because it was able to dispose of some of the GMC inventory at higher prices than originally estimated, which resulted in an increase to pre-tax earnings of approximately $1.5 million, or $0.02 per diluted share, in the third quarter of 2009.

W. Marvin Rush, Chairman of Rush Enterprises, Inc., said, "This truck market downturn is the toughest and longest that I have experienced in 45 years in the truck dealership business. The third quarter provided no relief from depressed truck and aftermarket sales markets. Yet once again, I am proud to report that even in the face of this extremely difficult environment, Rush Enterprises, Inc. was able to achieve a profitable third quarter. I remain proud of the employees of this Company, who have continued to control expenses yet maintain a high level of customer service."

W. M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc., added, "Rush Class 8 truck deliveries increased this quarter over the second quarter of 2009 as several large fleet customers took delivery of trucks. This helped mitigate the effect of continued depressed U.S. Class 8 retail truck sales, which were down 33% over the third quarter of 2008, while Rush truck sales were down only 24% for the same time period. In addition, we continue to lead the commercial vehicle market as a provider of alternate fuel trucks, buses and services, and our ability to effectively serve municipalities significantly contributed to our overall profitability this quarter."

"We do not, however, anticipate a significant truck pre-buy to occur in the fourth quarter of this year as lingering depressed conditions in the overall economy and tight credit continue to negatively impact freight movement, causing continued excess capacity and depressed trade values. These factors have forced both vocational and fleet buyers to lengthen their replacement cycles beyond historical norms, most likely extending any substantial upturn in new truck purchases well into the second half of 2010," said Rusty Rush.

"Aftermarket parts, service and body shop sales were negatively impacted by excess capacity again this quarter as many customers have been able to utilize their excess truck capacity, thereby allowing them to delay repair and maintenance expense. A 21% decline in parts, service and body shop gross profit was offset by a reduction in general and administrative expenses (G&A) of 9%, resulting in an absorption rate of 96.4% in the third quarter of 2009," continued Rusty Rush.

"The months of November through February have historically been the slowest months for parts, service and body shop sales industry-wide. Without a significant pre-buy and as we move into the traditionally slower season for parts, service and body shop sales, we anticipate that the next six to nine months could be a very challenging market for truck and aftermarket sales," said Rusty Rush.

"We have diligently controlled expenses throughout this downturn, while maintaining the high level of customer service expected from our dealerships. Our balance sheet remains strong as we currently have $136 million in cash. We have several construction projects underway to improve facilities and continue to implement our new business system. I remain confident in our employees and the Company's ability to weather the remainder of this economic and truck market downturn and be well positioned for growth in the future," concluded Rusty Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Thursday, October 22, 2009, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 888-686-9683 (US) or 913-312-1469 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until February 15, 2010. Listen to the audio replay until October 29, 2009, by dialing 888-203-1112 (US) or 719-457-0820 (International) and entering the replay pass code 4218581.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers including Peterbilt, GMC, Hino, International, Isuzu, Ford, UD, Blue Bird, Diamond and Elkhart and two construction equipment dealerships in Texas representing John Deere construction equipment. The Company's vehicle and equipment centers are strategically located in high traffic areas on or near major highways in 11 states throughout the southern United States. These one-stop centers offer an integrated approach to meeting customer needs -- from sales of new and used vehicles and equipment to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, aftermarket parts, service and body shop sales forecasts, the Company's prospects, the availability of credit, cash flow expectations, anticipated results for 2009 and beyond, the impact of diesel emissions regulations, and the impact of general economic conditions, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

                RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                ---------------------------------------
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------
          (In Thousands, Except Shares and Per Share Amounts)

                                              Sept. 30,      Dec. 31,
                                                2009           2008
                                             -----------   -----------
 Assets                                      (Unaudited)
 ------
 Current assets:
  Cash and cash equivalents                  $   136,731   $   146,411
  Investments                                      7,575         7,575
  Accounts receivable, net                        41,407        55,274
  Inventories                                    274,758       362,234
  Prepaid expenses and other                       2,270         3,369
  Deferred income taxes, net                       9,112         6,730
                                             -----------   -----------

     Total current assets                        471,853       581,593

 Property and equipment, net                     343,545       332,147

 Goodwill, net                                   141,065       141,904

 Other assets, net                                 1,047         1,146
                                             -----------   -----------

 Total assets                                $   957,510   $ 1,056,790
                                             ===========   ===========

 Liabilities and shareholders' equity
 ------------------------------------
 Current liabilities:
  Floor plan notes payable                   $   196,649    $  282,702
  Current maturities of long-term debt            57,576        37,665
  Current maturities of capital lease
   obligations                                     5,700         3,454
  Trade accounts payable                          25,670        31,530
  Accrued expenses                                39,660        49,125
                                             -----------   -----------
     Total current liabilities                   325,255       404,476

 Long-term debt, net of current maturities       132,755       172,011
 Capital lease obligations, net of current
  maturities                                      23,584        11,366
 Deferred income taxes, net                       51,411        52,896

 Shareholders' equity:
  Preferred stock, par value $.01 per share;
   1,000,000 shares authorized; 0 shares
   outstanding in 2009 and 2008                       --            --
  Common stock, par value $.01 per share;
   60,000,000 class A shares and 20,000,000
   class B shares authorized; 26,578,748
   class A shares and 12,325,737 class B
   shares issued and 26,430,122 class A
   shares and 10,685,894 class B shares
   outstanding in 2009; 26,327,734 class A
   shares and 12,324,987 class B shares
   issued and 26,255,974 class A shares and
   10,685,144 class B shares outstanding in
   2008                                              388           386
  Additional paid-in capital                     187,930       183,818
  Treasury stock, at cost: 1,639,843 shares      (17,948)      (17,948)
  Retained earnings                              254,135       249,785
                                             -----------   -----------

     Total shareholders' equity                  424,505       416,041
                                             -----------   -----------

 Total liabilities and shareholders'
  equity                                     $   957,510   $ 1,056,790
                                             ===========   ===========

                RUSH ENTERPRISES, INC. AND SUBSIDIARIES
                ---------------------------------------
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 -------------------------------------
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

                             Three months ended    Nine months ended
                                September 30,         September 30,
                            --------------------  --------------------
                              2009       2008       2009        2008
                            ---------  ---------  ---------  ---------

 Revenues:
  New and used truck
   sales                    $ 179,121  $ 259,518  $ 562,263  $ 808,181
  Parts and service           102,830    124,129    314,760    362,174
  Construction equipment
   sales                        4,424     11,672     16,908     47,571
  Lease and rental             13,300     14,205     40,012     40,605
  Finance and insurance         1,748      2,723      5,731      9,520
  Other                         1,015      1,449      3,978      4,221
                            ---------  ---------  ---------  ---------

    Total revenue             302,438    413,696    943,652  1,272,272

 Cost of products sold:
  New and used truck
   sales                      167,396    241,923    530,069    754,265
  Parts and service            61,949     72,784    191,173    211,413
  Construction equipment
   sales                        4,333     10,634     15,715     43,006
  Lease and rental             11,756     11,970     35,273     34,611
                            ---------  ---------  ---------  ---------

    Total cost of
     products sold            245,434    337,311    772,230  1,043,295
                            ---------  ---------  ---------  ---------

 Gross profit                  57,004     76,385    171,422    228,977

 Selling, general and
  administrative               51,934     58,371    154,363    174,328

 Depreciation and
  amortization                  3,866      4,039     12,657     11,841
                            ---------  ---------  ---------  ---------

 Operating income               1,204     13,975      4,402     42,808

 Interest expense, net          1,542      1,833      4,673      5,533

 Gain on sale of assets            88         25        165         79
                            ---------  ---------  ---------  ---------

 (Loss) income before
   taxes                         (250)    12,167      (106)     37,354

 (Benefit) provision for
   income taxes                (3,258)     4,167    (4,456)     13,612
                            ---------  ---------  ---------  ---------

 Net income                 $   3,008  $   8,000  $   4,350  $  23,742
                            =========  =========  =========  =========

 Earnings per common share:
  Basic                     $    0.08  $    0.21  $    0.12  $    0.62
                            =========  =========  =========  =========
  Diluted                   $    0.08  $    0.21  $    0.12  $    0.61
                            =========  =========  =========  =========

 Weighted average shares
  outstanding:
  Basic                        37,110     38,417     37,047     38,416
                            =========  =========  =========  =========
  Diluted                      37,780     38,842     37,469     38,908
                            =========  =========  =========  =========

CONTACT:  Rush Enterprises, Inc., San Antonio
          Steven L. Keller
          830-626-5226